Exhibit 3.2

~~BYLAWS COMPOSITE~~ AMENDED & RESTATED ~~AS OF FEBRUARY 25, 2016~~ BYLAWS
OF
CERNER CORPORATION
(~~as amended through~~ effective March 2, 2018 ~~3, 2017~~)

Offices

1.
Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of Cerner Corporation (the "corporation") in the State of Delaware shall be as stated in the certificate of incorporation or as determined from time to time by the board of directors and on file in the appropriate public offices of the State of Delaware pursuant to applicable provisions of law.

2.
Corporate Offices. The corporation may have such other corporate offices and places of business anywhere within or without the State of Delaware as the board of directors may from time to time designate or the business of the corporation may require.

Seal

3.
Corporate Seal. The corporate seal shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware". The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Stockholders, Meetings

4.
Place of Meetings. All meetings of the stockholders shall be held at the offices of the corporation in the City of North Kansas City, State of Missouri, or at such other place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

5.	Annual Meeting.

5.1	An annual meeting of the stockholders of the corporation shall be held on such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting.

5.2	Notice of Stockholder Business and Nominations.

(a)	Annual Meetings of Stockholders.

(1)
At an annual meeting of the stockholders nominations for the election of directors and proposals of other business must be (A) specified in the corporation’s notice of meeting (or any supplement thereto) given; (B) otherwise properly brought before the meeting by or at the direction of the board of directors; (C) otherwise properly brought by a stockholder of the corporation who (i) was a stockholder of record at the time of giving of notice provided for in this bylaw and at the time of the annual meeting, (ii) is entitled to vote at the annual meeting and (iii) complies with the notice procedures set forth in these bylaws as to the nomination or other business; or (D) otherwise properly brought by an Eligible Stockholder or Eligible Stockholders (each as defined below) in compliance with the terms and conditions set forth in subparagraph 5.4 of these bylaws. The immediately preceding clauses (C) and (D) in this paragraph are the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and included in the corporation’s notice of meeting) before an annual meeting of stockholders.

(2)
Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to subparagraph 5.2(a)(1)(C) or 5.2(a)(1)(D), the stockholder must have given timely notice thereof in writing to the secretary of the corporation (the “secretary”) and such other business must be a proper matter for stockholder action. To be timely under subparagraph 5.2(a)(1)(C), a stockholder’s notice must be delivered to or mailed and received by the secretary at the principal executive offices of the corporation no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting of stockholders was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. Adjournments or postponements of an annual meeting or the announcement thereof will not, in any event, commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice to the secretary under subparagraph 5.2(a)(1)(C) shall set forth:

(A)
as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (i) the name and address of such stockholder as they appear on the corporation’s books, and of such beneficial owner, if any; (ii) (a) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the corporation, (d) any short interest in any security of the corporation (for purposes of this bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (f) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (iii) all other information with respect to each such matter as would have been required to be included in a proxy statement or other filings in connection with the solicitations of proxies for, as applicable, the proposal and/or for the election of directors pursuant to Section 14 of the Exchange Act; and

(B)
if the notice relates to any business other than a nomination or election of a director or directors, the stockholder must also set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(C)	as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(D)
with respect to each nominee for election or reelection to the board of directors, include a completed and signed questionnaire, representation and agreement required by subparagraph 5.3. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(3)
Notwithstanding anything in the second sentence of subparagraph 5.2(a)(2) of this bylaw to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

5.3
Submission of Questionnaire, Representation and Agreement. To be eligible for nomination by a stockholder for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under subparagraphs 5.2 and 5.4) to the secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the corporation, or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law; (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

5.4	Proxy Access.

(a)
Subject to the provisions of this subparagraph 5.4, if any Eligible Stockholder or group of up to 20 Eligible Stockholders submits to the corporation a Proxy Access Notice (as defined below) that complies with this subparagraph 5.4 and such Eligible Stockholder or group of Eligible Stockholders otherwise satisfies all the terms and conditions of this subparagraph 5.4 (such Eligible Stockholder or group of Eligible Stockholders, a “Nominating Stockholder”), the corporation shall include in its proxy statement or on its form of proxy and ballot, as applicable (collectively, “proxy materials”), for any annual meeting of stockholders, in addition to any persons nominated for election by the board of directors or any committee thereof:

(1)
the name of any person nominated by such Nominating Stockholder for election to the board of directors at such annual meeting of stockholders who meets the requirements of this subparagraph 5.4 (a “Nominee”);

(2)
disclosure about the Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission (“Commission”) or other applicable law to be included in the proxy materials;

(3)
subject to the other applicable provisions of this subparagraph 5.4, a written statement, not to exceed 500 words, that is not contrary to any of the Commission’s proxy rules, including Rule 14a-9 under the Exchange Act (a “Supporting Statement”), included by the Nominating Stockholder in the Proxy Access Notice intended for inclusion in the proxy materials in support of the Nominee’s election to the board of directors; and

(4)
any other information that the corporation or the board of directors determines, in its discretion, to include in the proxy materials relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this subparagraph 5.4.

(b)	Maximum Number of Nominees.

(1)
The corporation shall not be required to include in the proxy materials for an annual meeting of stockholders more Nominees than that number of directors constituting 20% of the total number of directors of the corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this subparagraph 5.4 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (A) the number of Nominees who are subsequently withdrawn or that the board of directors itself decides to nominate for election at such annual meeting of stockholders (including, without limitation, any person who is or will be nominated by the board of directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee), and (B) the number of incumbent directors who had been Nominees with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the board of directors. In the event that one or more vacancies for any reason occurs on the board of directors after the deadline set forth in subparagraph 5.4(d) but before the date of the annual meeting of stockholders, and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.

(2)
Any Nominating Stockholder submitting more than one Nominee for inclusion in the corporation’s proxy materials shall rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in the corporation’s proxy materials in the event that the total number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number. In the event that the number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Nominee from each Nominating Stockholder will be included in the corporation’s proxy materials until the Maximum Number is reached, going in order from largest to smallest of the number of shares of common stock of the corporation owned by each Nominating Stockholder as disclosed in each Nominating Stockholder’s Proxy Access Notice. If the Maximum Number is not reached after the highest ranking Nominee of each Nominating Stockholder has been selected, this process will be repeated as many times as necessary until the Maximum Number is reached. If, after the deadline for submitting a Proxy Access Notice as set forth in subparagraph 5.4(d), a Nominating Stockholder ceases to satisfy the requirements of this subparagraph 5.4 or withdraws its nomination or a Nominee ceases to satisfy the requirements of this subparagraph 5.4 or becomes unwilling or unable to serve on the board of directors, whether before or after the mailing of definitive proxy materials, then the nomination shall be disregarded, and the corporation: (A) shall not be required to include in its proxy materials the disregarded Nominee; (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Nominee will not be included as a Nominee in the proxy materials and the election of such Nominee will not be voted on at the annual meeting of stockholders; and (C) will not be required to include the next highest ranking Nominee, if any, or any other Nominee from the Nominating Stockholder or any other stockholder.

(c)	Eligibility of Nominating Stockholder.

(1)
An “Eligible Stockholder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this subparagraph 5.4(c) continuously for the three-year period specified in subparagraph (2) immediately below; or (B) provides to the secretary, within the time period referred to in subparagraph 5.4(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a stockholder proposal under Rule 14a-8 under the Exchange Act (or any successor rule).

(2)
An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this subparagraph 5.4 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the corporation’s common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (two or more funds referred to under any of clause (i), (ii) or (iii), collectively a “Qualifying Fund”) shall be treated as one Eligible Stockholder. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this subparagraph 5.4, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(3)
The “Minimum Number” of shares of the corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the corporation with the Commission prior to the submission of the Proxy Access Notice.

(4)	For purposes of this subparagraph 5.4, an Eligible Stockholder “owns” only those outstanding shares of the corporation as to which the Eligible Stockholder possesses both:

(A)	the full voting and investment rights pertaining to the shares; and

(B)
the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other property based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (w) reducing in any manner, to any extent or at any time in the future, such Eligible

Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (x) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder has the power to recall such loaned shares on no more than five business days’ notice and includes in the Proxy Access Notice an agreement that it will (y) promptly recall such loaned shares upon being notified that any of its Nominees will be included in the corporation’s proxy materials pursuant to this subparagraph 5.4, and (z) continue to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting of stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Each Nominating Stockholder shall furnish any other information that may reasonably be required by the board of directors to verify such stockholder’s continuous ownership of at least the Minimum Number during the three-year period referred to above.

(5)
No person may be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the corporation’s common stock as reflected in the Proxy Access Notice, and no shares may be attributed as owned by more than one person constituting a Nominating Stockholder under this subparagraph 5.4.

(d)
Proxy Access Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the date of the corporation’s proxy materials released to stockholders in connection with the previous year’s annual meeting of stockholders, submit to the secretary at the principal executive office of the corporation all of the following information and documents (collectively, the “Proxy Access Notice”):

(1)	A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Commission by the Nominating Stockholder as applicable, in accordance with the Commission’s rules;

(2)
A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)	the information, representations and agreements required with respect to the nomination of directors pursuant to subparagraph 5.3 of these bylaws;

(B)
the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)
a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;

(D)
a representation and warranty that the Nominee’s candidacy or, if elected, board of directors membership, would not violate the certificate of incorporation, these bylaws, or any applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;

(E)	a representation and warranty that the Nominee:

(1)
does not have any direct or indirect material relationship with the corporation and otherwise would qualify as an “independent director” under the rules of the primary stock exchange on which the corporation’s securities are traded and any applicable rules of the Commission;

(2)	would meet the audit committee independence requirements under the rules of the Commission and the principal stock exchange on which the corporation’s common stock is traded;

(3)	would qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4)	would qualify as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision);

(5)
is not and has not been, within the past three years, an officer, director, affiliate or representative of a competitor, as defined under Section 8 of the Clayton Antitrust Act of 1914, as amended; and

(6)
is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(F)
a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in subparagraph 5.4(c), has provided evidence of ownership to the extent required by subparagraph 5.4(c), and such evidence of ownership is true, complete and correct;

(G)
a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in subparagraph 5.4(c) through the date of the annual meeting of stockholders;

(H)
a statement as to whether or not the Nominating Stockholder intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting of stockholders, which statement may also include a description as to why such Nominating Stockholder is unable to make the foregoing statement;

(I)
a representation and warranty that the Nominating Stockholder will not engage in or support, directly or indirectly, a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than a solicitation in support of the Nominee or any nominee of the board of directors;

(J)
a representation and warranty that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting of stockholders;

(K)	if desired by the Nominating Stockholder, a Supporting Statement;

(L)
in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(M)	in the case of any Eligible Stockholder that is a Qualifying Fund consisting of two or more funds, documentation demonstrating that the funds are eligible to be treated as a

Qualifying Fund and that each such fund comprising the Qualifying Fund otherwise meets the requirements set forth in this subparagraph 5.4; and

(N)
a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election any individual as director at the annual meeting of stockholders other than its Nominee(s).

(3)	An executed agreement pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)
to file with the Commission any written solicitation or other communication with the corporation’s stockholders relating to any Nominee or one or more of the corporation’s directors or director nominees, regardless of whether any such filing is required under any law, rule or regulation or whether any exemption from filing is available for such materials under any law, rule or regulation;

(C)
to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(D)
to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements, representations or warranties under this subparagraph 5.4;

(E)
in the event that (i) any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the corporation, its stockholders or any other person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or (ii) the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in subparagraph 5.4(c), the Nominating Stockholder shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) (x) in the case of clause (i) above, notify the corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, and (y) in the case of clause (ii) above, notify the corporation why, and in what regard, the Nominating Stockholder fails to comply with the eligibility requirements described in subparagraph 5.4(c); and

(4)	An executed agreement by the Nominee:

(A)	to provide the corporation with a completed and signed questionnaire, representation and agreement as required by subparagraph 5.3;

(B)	to provide to the corporation such other information as it may reasonably request;

(C)	that the Nominee (i) agrees, if elected, to serve as a member of the board of directors, and (ii) has read and agrees to adhere to the corporation’s Global Code of Conduct,

Corporate Governance Guidelines and any other corporation policies and guidelines applicable to directors generally; and

(D)
that the Nominee is not and will not become a party to (1) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the corporation that has not been disclosed to the corporation in writing, (2) any Voting Commitment that has not been disclosed to the corporation in writing, or (3) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the corporation, with its fiduciary duties under applicable law or with the corporation’s Global Code of Conduct, Corporate Governance Guidelines and any other corporation policies and guidelines applicable to directors generally.

The information and documents required by this subparagraph 5.4(d) shall be: (x) provided with respect to and executed by each group member, in the case of information applicable to group members; and (y) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this subparagraph 5.4(d) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the secretary. For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a Proxy Access Notice pursuant to this subparagraph 5.4.

(e)	Exceptions and Clarifications.

(1)
Notwithstanding anything to the contrary contained in this subparagraph 5.4, (x) the corporation may omit from its proxy materials any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement), (y) the Nominating Stockholder and the Nominee shall withdraw the nomination of any Nominee, and (z) no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A)
the corporation receives notice pursuant to subparagraph 5.2 of these bylaws that a stockholder intends to nominate for election at such meeting a number of nominees greater than or equal to 50% of the total number of directors then in office;

(B)
the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this subparagraph 5.4 or the Nominating Stockholder withdraws its nomination prior to the annual meeting of stockholders;

(C)
the board of directors determines that such Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with the certificate of incorporation, these bylaws or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded;

(D)
the Nominee was nominated for election to the board of directors pursuant to this subparagraph 5.4 at one of the corporation’s two preceding annual meetings of stockholders and (i) its nomination was withdrawn, (ii) such Nominee became ineligible to serve a Nominee or as a Director, or (iii) such Nominee received a vote of less than 15% of the shares of common stock entitled to vote for such Nominee;

(E)
(i) the Nominating Stockholder fails to continue to satisfy the eligibility requirements described in subparagraph 5.4(c), (ii) any of the representations and warranties made in the Proxy Access Notice cease to be true, complete and correct (or omits to state a material fact necessary to make the statements made therein not misleading), (iii) the Nominee becomes unwilling or unable to serve on the board of directors, or (iv) the Nominating

Stockholder or the Nominee shall materially violate or breach any of its agreements, representations or warranties in this subparagraph 5.4; or

(F)	the Nominee is, or has been within the past three years, an officer, director, affiliate or representative of a competitor, as defined under Section 8 of the Clayton Antitrust Act of 1914.

(2)
Notwithstanding anything to the contrary contained in this subparagraph 5.4, the corporation may omit from its proxy materials, or may supplement or correct, any information, including all or any portion of the Supporting Statement included in the Proxy Access Notice, if: (A) such information is not true and correct in all material respects or omits a material statement necessary to make the statements therein not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy materials would otherwise violate the Commission’s proxy rules or any other applicable law, rule or regulation. Once submitted with a Proxy Access Notice, a Supporting Statement may not be amended, supplemented or modified by the Nominee or Nominating Stockholder.

(3)	For the avoidance of doubt, the corporation may solicit against, and include in the proxy materials its own statement relating to, any Nominee.

(4)
This subparagraph 5.4 provides the exclusive method for a stockholder to include nominees for election to the board of directors in the corporation’s proxy materials (including, without limitation, any proxy card or ballot).

(5)
The interpretation of, and compliance with, any provision of this subparagraph 5.4, including the representations, warranties and covenants contained herein, shall be determined by the board of directors or, in the discretion of the board of directors, one or more of its designees, in each case acting in good faith.

5.5	General Provisions Relating to Board Nominations.

(a)
Only such persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these bylaws. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defective proposal or nomination shall be disregarded and not transacted.

(b)
For purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)
Notwithstanding any other provisions of these bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these bylaws; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to subparagraphs 5.2(a)(1)(C), 5.2(a)(1)(D), 5.4 and 5.5 of these bylaws. Nothing in these bylaws shall be deemed to affect any rights (1) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (2) of the holders of any series of Preferred Stock if and to the extent provided for under law, the certificate of incorporation or these bylaws.

6.
Special Meetings. Special meetings of the stockholders may be held for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation. Except as otherwise required by law and subject to the rights, if any, of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders of the corporation may be called only by the chairman of the board, by the chief executive officer, by the president, or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors. At a special meeting of the stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (i) is a stockholder of record at the time of giving of notice provided for in this bylaw and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in these bylaws as to such nomination. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by subparagraph 5.2 (a)(2) of these bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by subparagraph 5.3 of these bylaws) shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

The “call” and the “notice” of any such meeting shall be deemed to be synonymous.

7.
Voting. At all meetings of stockholders, every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument shall provide for a longer period. Unless otherwise provided by the certificate of incorporation or resolutions adopted by the board of directors in accordance with the General Corporation Law of the State of Delaware, each stockholder shall have one vote for each share of stock entitled to vote at such meeting registered in his or her name on the books of the corporation. At all meetings of stockholders the voting may be otherwise than by ballot, including the election of directors, except that, unless otherwise provided by the certificate of incorporation, any qualified voter may demand a vote by ballot on any matter, in which event such vote shall be taken by ballot.

Subject to subparagraph 5.2 above, stockholders shall elect directors of the corporation at an annual or special meeting of stockholders by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of directors; provided that if the number of nominees exceeds the number of directors to be elected at any time before the election, the stockholders shall instead elect the directors by a plurality vote.

8.
Quorum. The holders of a majority of the outstanding shares of stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of any business, except as otherwise provided by law, by the certificate of incorporation, or by these bylaws. Every decision of a majority in amount of stock of such quorum shall be valid as a corporate act, except in those specific instances in which a larger vote is required by law or by the certificate of incorporation or by these bylaws.

If the holders of a majority of the outstanding shares of stock entitled to vote are not present in person or represented by proxy at a meeting of stockholders, the holders of a majority of the stock present in person or by proxy at such meeting shall have power successively to adjourn the meeting from time to time to a specified time and place, without notice to anyone other than by announcement at the meeting, until a quorum shall be present in person or by proxy. At such adjourned meeting at which a quorum shall be present in person or by proxy, any business may be transacted which might have been transacted at the original meeting which was adjourned. If the adjournment is for more than thirty (30) days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

9.
Stock Ledger. The original or duplicate stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required under paragraph 10 of these bylaws or the books of the corporation, or to vote in person or by proxy at any meeting of the stockholders.

10.
Stockholders, Lists. The secretary or assistant secretary of the corporation, who shall have charge of the stock ledger, shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

11.
Notice. Written or printed notice of each meeting of the stockholders, whether annual or special, stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes thereof, shall be given to each stockholder of record of the corporation entitled to vote at such meeting in writing in a manner permitted by the General Corporation Law of the State of Delaware not less than ten (10) days nor more than sixty (60) days prior to the meeting. If mailed, such notice shall be deemed to be delivered when it is deposited in the United States mail with postage thereon addressed to the stockholder at his or her address as it appears on the records of the corporation.

12.
Stockholder Action; How Taken. No action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

13.	Procedure and Conduct of Meetings.

13.1Meetings of stockholders shall be presided over by the chairman of the board, if any, or in his or her absence by the vice chairman of the board, if any, or in his or her absence by the chairman of the ~~executive~~ nominating, governance and public policy committee, if any, or in his or her absence by the chief executive officer, if any, or in his or her absence, by the president, if any, or in his or her absence by an executive vice president, if any, or in his or her absence by a senior vice president, if any, or in his or her absence by a vice president, or in the absence of such designation by a chairman chosen at the meeting by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote thereat. The secretary or in his or her absence an assistant secretary of the corporation or in the absence of the secretary and all assistant secretaries of the corporation a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

13.2The board of directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedure for maintaining order at the meeting and the safety of those present, limitations on participation on such meeting to stockholders of records of the corporation and their duly authorized and constituted proxies, and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

13.3The board of directors shall appoint ~~two~~ one or more Inspectors of Election to serve at every meeting of the stockholders at which directors are to be elected.

Board of Directors

14.
Management. The property, business and affairs of the corporation shall be managed by or under the direction of a board of directors. The number of directors of the corporation (including directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be ~~not less than nine (9) nor more ten (10), with the then authorized number of directors~~ fixed from time to time ~~by the~~ exclusively by the board of directors pursuant to a resolution adopted by a majority of the whole board of directors. As used in these bylaws, the terms “whole board” or “whole board of directors” mean the total number of directors which the corporation would have if there were no vacancies. In addition to the powers and authorities by these bylaws and the certificate of incorporation expressly conferred upon it, the board of directors may exercise all such powers of the corporation, and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

15.
Classes. The members of the whole board of directors, other than those who may be elected by the holders of any Preferred Stock or series thereof, shall be divided into three (3) classes (to be designated as Class I, Class II and Class III), with the term of office of one class expiring each year. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their respective successors shall be elected and qualified or until their respective earlier resignation or removal.

16.
Vacancies and Newly Created Directorships. Except for directorships created pursuant to paragraph FOURTH of the certificate of incorporation relating to the rights of holders of Preferred Stock or any series thereof, and except for vacancies in such directorships, any vacancies in the board of directors for any reason, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, though less than quorum, or by a sole remaining director, unless it is otherwise provided in the certificate of incorporation or these bylaws, and the directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

17.
Removal of Directors. Notwithstanding any other provisions of these bylaws (and notwithstanding the fact that some lesser percentage may be specified by law or these bylaws), any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for purposes of this paragraph 17, each share of the Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of the corporation’s certificate of incorporation). For the purposes of this paragraph 17, (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the corporation entitled to vote on removal of any director or the entire board of directors in the manner provided in this paragraph 17 (except that if the next succeeding sentence is operative, then the outstanding shares of Preferred Stock shall not be considered “Voting Stock” for purposes of this paragraph 17). Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the foregoing provisions of this paragraph 17 shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

As used in these bylaws, the term “for cause” is hereby exclusively defined and limited to mean conviction of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the director’s duty to the corporation in a matter of substantial importance to the corporation, where such adjudication is no longer subject to direct appeal.

18.
Notification of Nominations. Subject to the rights of holders of Preferred Stock, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to generally vote in the election of directors at the meeting of the stockholders at which directors will be elected. However, any such stockholder may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder complies with the requirements set forth in paragraph 5 of these bylaws. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

19.
Director Acceptance of Office. Every director of the corporation, upon his or her election, shall qualify by accepting the office of director, and his or her attendance at, or his or her written approval of the minutes of, any meeting of the board subsequent to his election shall constitute his or her acceptance of such office; or he or she may execute such acceptance by a separate writing, which shall be placed in the minute book.

20.
Regular Meetings. Regular meetings of the board of directors may be held without notice at such times and places either within or without the State of Delaware as shall from time to time be fixed by resolution adopted by the whole board of directors. Any business may be transacted at a regular meeting.

21.
Special Meetings. Special meetings of the board of directors may be called at any time by the chairman of the board, the vice chairman of the board, the chief executive officer, the president, any executive vice president or the secretary, or by any two (2) or more of the directors. The place may be within or without the State of Delaware as designated in the notice.

22.
Notice of Special Meetings. Written or printed notice of each special meeting of the board, stating the place, day and hour of the meeting and the purpose or purposes thereof, shall be mailed to each director addressed to him or her at his or her residence or usual place of business at least three (3) days before the day on which the meeting is to be held, or shall be sent to him or her by means of electronic transmission, or delivered to him or her personally, at least two (2) days before the day on which the meeting is to be held. If mailed, such notice shall be deemed to be delivered when it is deposited in the United States mail with postage thereon addressed to the director at his or her residence or usual place of business. If given by electronic transmission, such notice shall be deemed to be given: (1) if by facsimile telecommunication, when directed to a number at which the director has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the director has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the director of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the director. The notice may be given by any officer having authority to call the meeting. “Notice” and “call” with respect to such meetings shall be deemed to be synonymous. Any meeting of the board of directors shall be a legal meeting without any notice thereof having been given if all directors shall be present.

23.
Meetings by Conference Telephone or Similar Communications Equipment. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors of the corporation, or any committee designated by the board, may participate in a meeting of the board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by that means shall constitute presence in person at such meeting.

24.
Quorum. Unless otherwise required by law, the certificate of incorporation or these bylaws, a majority of the total number of directors shall be necessary at all meetings to constitute a quorum for the transaction of business and, except as may be otherwise provided by law, the certificate of incorporation or these bylaws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors.

If at least two (2) directors or one third (1/3) of the whole board of directors, whichever is greater, is present at any meeting at which a quorum is not present, a majority of the directors present at such meeting shall have power successively to adjourn the meeting from time to time to a subsequent date, without notice to any director other than announcement at the meeting. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting which was adjourned.

25.
Standing or Temporary Committees. The board of directors may, by resolution or resolutions passed by a majority of the whole board, designate one (1) or more committees, each committee to consist of one (1) or more directors of the corporation. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in these bylaws, shall have and may exercise all of the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority of the board of directors with respect to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, amending the bylaws of the corporation, declaring a dividend or making any other distribution to the stockholders, authorizing the issuance of equity otherwise than pursuant to the grant or exercise of an equity award under employee equity incentive plans of the corporation, or appointing any member of any committee of the board of directors.

Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Unless the board of directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. All committees so appointed shall, unless otherwise provided by the board of directors, keep regular minutes of the transactions at their meetings and shall cause them to be recorded in books kept for that purpose in the office of the corporation and shall report the same to the board of directors at its next meeting. The secretary or an assistant secretary of the corporation may act as secretary of the committee if the committee so requests.

26.
Compensation. Unless otherwise restricted by the certificate of incorporation, the board of directors may, by resolution, fix the compensation to be paid directors for serving as directors of the corporation and may, by resolution, fix a sum which shall be allowed and paid for attendance at each meeting of the board of directors and may provide for reimbursement of expenses incurred by directors in attending each meeting; provided that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving his or her regular compensation therefor. Members of special or standing committees may be allowed similar compensation for attending committee meetings.

27.
Resignations. Any director may resign at any time upon written notice to the corporation. Such resignation shall take effect at the time specified therein or shall take effect upon receipt thereof by the corporation if no time is specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

28.	Indemnification of Directors and Officers.

(a)
Indemnification in Actions by Third Parties. The corporation shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (other than an action by or in the right of the corporation) by reason of the fact that such person is or was an officer or director of the corporation or is or was serving at the corporation’s request as a director or officer of any Other Enterprise against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the corporation in accordance with paragraph (d) of this paragraph 28, which approval shall not be unreasonably withheld), attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding (including without limitation the investigation, defense, settlement or appeal of such action, suit or proceeding) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation shall not be required to indemnify or advance expenses to any such person or person seeking indemnification or advancement of expenses in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized by the board of directors of the corporation. The termination of any such action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding that he had reasonable cause to believe that his or her conduct was unlawful.

(b)
Indemnification in Derivative Actions. The corporation shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an officer of director of the corporation or is or was serving at the corporation’s request as a director or officer of any Other Enterprise against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the corporation in accordance with subparagraph (d) of this paragraph 28, which approval shall not be unreasonably withheld) and all expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding (including without limitation the investigation, defense, settlement or appeal of such action, suit or proceeding) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification under this subparagraph (b) shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the court in which the action, suit or proceeding is brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to such indemnification.

(c)
Indemnification for Expenses. Notwithstanding the other provisions of this paragraph 28, to the extent that a person who is or was serving as a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any Other Enterprise, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraphs (a) and (b) of this paragraph 28 (including the dismissal of any such action, suit or proceeding without prejudice), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)
Determination of Right to Indemnification. Prior to indemnifying a person pursuant to the provisions of subparagraphs (a) and (b) of this paragraph 28, unless ordered by a court and except as otherwise provided by subparagraph (c) of this paragraph 28, the corporation shall determine that such person has met the specified standard of conduct entitling such person to indemnification as set forth under subparagraphs (a) and (b) of this paragraph 28. Any determination that a person shall or shall not be indemnified under the provisions of subparagraphs (a) and (b) of this paragraph 28 shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the stockholders, and such determination shall be final and binding upon the corporation; provided, however, that in the event such determination is adverse to the person or persons to be indemnified hereunder, such person or persons shall have the right to maintain an action in any court of competent jurisdiction against the corporation to determine whether or not such person has met the requisite standard of conduct and is entitled to such indemnification hereunder. If such court action is successful and the person or persons is determined to be entitled to such indemnification, such person or persons shall be reimbursed by the corporation for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including without limitation the investigation, defense, settlement or appeal of such action).

(e)
Advancement of Expenses. Expenses (including attorneys’ fees) actually and reasonably incurred by a person who may be entitled to indemnification hereunder in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by the corporation. Notwithstanding the foregoing, no advance shall be made by the corporation if a determination is reasonably and promptly made by (i) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding for which the advancement is requested, (ii) if a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that, based upon the facts known to the board, counsel or stockholders at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interest of the corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his or her conduct was unlawful. In no event shall any advance be made in instances where the board, stockholders or independent legal counsel reasonably determines that such person deliberately breached his or her duty to the corporation or its stockholders.

(f)
Non-Exclusivity. The indemnification and advancement of expenses provided by this paragraph 28 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the corporation may have to make additional indemnifications with respect to the same or different persons or classes of persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this paragraph 28 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and estate of such a person.

(g)
Insurance. Upon resolution passed by the board of directors, the corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any Other Enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this paragraph.

(h)
Vesting of Rights. The rights granted by this paragraph 28 shall be vested in each person entitled to indemnification hereunder as a bargained-for, contractual condition of such person’s acceptance of his election or appointment as a director or officer of the corporation or serving at the request of the corporation as a director of officer of any Other Enterprise and while this paragraph 28 may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such person under this paragraph 28 with respect to any act taken or the failure to take any act by such person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

(i)
Definition of the “Corporation”. For purposes of this paragraph 28, references to “the corporation” shall, if and only if the board of directors shall determine, include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers or persons serving at the request of such constituent corporation as a director or officer of any Other Enterprise, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of any Other Enterprise, shall stand in the same position under the provisions of this paragraph 28 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(j)
Certain Definitions. For the purpose of this paragraph 28, references to “Other Enterprises” or “Other Enterprise” shall include without limitation any other corporation, partnership, joint venture, trust or employee benefit plan; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “defense” shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross claim or counterclaim and references to “serving at the request of the corporation” shall include any service as a director or officer of a corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this paragraph 28. For the purpose of this paragraph 28, unless the board of directors of the corporation shall determine otherwise, any director or officer of the corporation who shall serve as an officer or director of any Other Enterprise of which the corporation, directly or indirectly, is a stockholder or creditor, or in which the corporation is in any way interested, shall be presumed to be serving as such director or officer at the request of the corporation. In all other instances where any person shall serve as a director or officer of an Other Enterprise, if it is not otherwise established that such person is or was serving as such director or officer at the request of the corporation, the board of directors of the corporation shall determine whether such person is or was serving at the request of the corporation, and it shall not be necessary to show any actual or prior request for such service, which determination shall be final and binding on the corporation and the person seeking indemnification.

(k)
Severability. If any provision of this paragraph 28 or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this paragraph 28 and the application of such provisions to other persons or circumstances shall not be affected thereby and to the fullest extent possible the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all persons or entities and to give the maximum possible protection to persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any officer or director of the corporation or any person who is or was serving at the request of the corporation as a director or officer of any Other Enterprise, is entitled under any provision of this paragraph 28, to indemnification by the corporation for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (including without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, or administrative, investigative or appellate, but not, however, for all of the total amount thereof, the corporation shall nevertheless indemnify such person for the portion thereof to which such person is entitled.

29.
Action without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or any committee thereof may be taken without a meeting if written consent thereto is signed by all members of the board of directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the board or committee.

Officers

30.
(a)    Officers - Who Shall Constitute. The officers of the corporation shall be elected by the board. The board, in its discretion, may elect a chairman of the board (who must be a director), a vice chairman of the board (who must be a director), a chief executive officer, a president, one or more vice presidents (including, without limitation, executive and senior vice presidents), a secretary, a treasurer, one or more assistant secretaries and one or more assistant treasurers. The board ~~shall elect a president and a secretary at its first meeting after each annual meeting of the stockholders. The board then, or from time to time, may also elect one or more of the other prescribed officers as it may deem advisable, but need not elect any officers other than a president and a secretary. The board~~ may, if it desires, elect or appoint additional officers ~~and may further identify or describe any one or more of the officers of the corporation~~ with such duties and powers as from time to time may be assigned to them by the board. The chief executive officer, president or any other officer of the corporation so delegated by the board shall have the power to appoint such other officers and prescribe their respective duties and powers.

~~Officers~~ Except for the chairman of the board and the vice chairman of the board, officers of the corporation need not be members of the board of directors or a stockholder of the corporation. Any two (2) or more offices may be held by the same person.

~~An officer shall be deemed qualified when he enters upon the duties of the office to which he has been elected or appointed and furnishes any bond required by the board; but the board may also require his or her written acceptance and promise faithfully to discharge the duties of such office.~~

(b)
Term of Office. Each officer of the corporation shall hold ~~his or her office at the pleasure of the board of directors or for such other period as the board may specify at the time of his or her election or appointment,~~ office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal by the board, ~~whichever first occurs. In any event, each~~ the chief executive officer or the president. Any vacancy occurring in any office of the corporation ~~who is not reelected or reappointed at the annual election of officers by the board next succeeding his or her election or appointment shall be deemed to have been removed by the board, unless the board provides otherwise at the time of his or her election or appointment~~ shall be filled by the board of directors, the chief executive officer or the president.

(c)
Other Agents. The board from time to time may also appoint such other agents for the corporation as it shall deem necessary or advisable, each of whom shall serve at the pleasure of the board or for such period as the board may specify, and shall exercise such powers, have such titles and perform such duties as shall be determined from time to time by the board or by an officer empowered by the board to make such determinations.

31.
The Chairman of the Board. ~~If a~~ Unless the board otherwise provides, the chairman of the board ~~be~~, if one is elected, ~~he or she~~ shall preside at all meetings of the stockholders and directors at which he or she may be present ~~and~~. The chairman of the board shall have such other duties, powers and authority as ~~may be prescribed elsewhere in these bylaws. The board of directors may delegate such other authority and assign such additional duties to the chairman of the board, other than those conferred by law exclusively upon the president, as it may~~ from time to time ~~determine, and, to the extent permissible by law, the~~ may be assigned to him or her by these bylaws or the board of directors. The board may designate the chairman of the board as the chief executive officer of the corporation with all of the powers otherwise conferred upon the ~~president~~ chief executive officer of the corporation under paragraph ~~32~~ 33 of these bylaws, or it may, from time to time, divide the responsibilities, duties and authority for the general control and management of the corporation’s business and affairs between the chairman of the board and the ~~president~~ chief executive officer.

32.
The Vice Chairman of the Board. Unless the board otherwise provides, in the absence of the chairman of the board, the vice chairman of the board, if one is elected, shall preside at all meetings of the stockholders and directors at which he or she may be present. The vice chairman of the board shall have such other duties, powers and authority as from time to time may be assigned to him or her by these bylaws or the board of directors.

33.
The Chief Executive Officer. Subject to the control of the board and any supervisory powers the board may give to the chairman of the board or the vice chairman of the board, the chief executive officer shall have general supervision, direction, and control of the business and affairs of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall be the chief executive officer of the corporation and shall perform all duties incidental to such office that may be required by law and all such other duties as are properly required of such office by the board of directors or assigned to him or her by these bylaws. In the absence of the chairman of the board and the vice chairman of the board, the chief executive officer shall preside at all meetings of the stockholders and directors at which he or she is present.

34.
~~32.~~ The President. ~~Unless~~ Subject to the control of the board ~~otherwise provides, the president shall be~~ and any supervisory powers the board may give to the chairman of the board, the vice chairman of the board or the chief executive officer ~~of the corporation with such general executive powers and duties of supervision and management as are usually vested in~~, the president shall perform all duties incidental to such office that may be required by law and all such other duties as are properly required of such office by the board of directors or assigned to him or her by these bylaws. At the request of the chief executive officer, or in the event of a vacancy in such office or in the event of the inability or refusal of the chief executive officer to act, the president will perform the duties of the chief executive officer, and when so acting, will have all the powers of and be subject to all the restrictions upon the office of the chief executive officer ~~of a corporation, and he or she shall carry into effect all directions and resolutions of the board. The president, in the absence of the chairman of the board or if there be no chairman of the board, shall preside at all meetings of the stockholders and directors~~.

35.
Chief Financial Officer. The chief financial officer shall have the responsibility for maintaining the financial records of the corporation. He or she shall keep, or cause to be kept, all other books of account and accounting records of the corporation and shall render from time to time an account of all such transactions and of the financial condition of the corporation. The chief financial officer shall also perform such other duties as the board of directors, chief executive officer or president may from time to time prescribe. If there is no chief financial officer or other officer of the corporation designated to perform the duties of the chief financial officer pursuant to these bylaws, the board of directors will designate an officer of the corporation who will perform the duties of the chief financial officer, and when so acting, will have all the powers of and be subject to all the restrictions upon the office of the chief financial officer.

~~The president may execute all bonds, notes, debentures, mortgages and other instruments for and in the name of the corporation, may cause the corporate seal to be affixed thereto, and may execute all other instruments for and in the name of the corporation.~~

~~Unless the board otherwise provides, the president, or any person designated in writing by him or her, shall have full power and authority on behalf of this corporation (i) to attend and to vote or take action at any meeting of the holders of securities of corporations in which this corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to being a holder of such securities, and (ii) to~~

~~execute and deliver waivers of notice and proxies for and in the name of the corporation with respect to any securities held by the corporation.~~

~~He or she shall, unless the board otherwise provides, be ex officio a member of all standing committees.He or she shall have such other or further duties and authority as may be prescribed elsewhere in these bylaws or from time to time by the board of directors.~~

~~If a chairman of the board be elected or appointed and designated as chief executive officer of the corporation, as provided in paragraph 31, of these bylaws, the president shall perform such duties as may be specifically delegated to him or her by the board of directors or are conferred by law exclusively upon him or her, and in the absence, disability, or inability or refusal to act of the chairman of the board, the president shall perform the duties and exercise the powers of the chairman of the board.~~

36.
~~33.~~ Vice Presidents. ~~In the absence of the president or in the event of his or her disability, or inability or refusal to act, any~~ The titles, powers and duties of the vice presidents shall be prescribed by the board of directors, the chief executive officer or the president. A vice president may be designated by the board of directors to perform the duties and exercise the powers of the president ~~until the board otherwise provides. Vice presidents shall perform such other duties as the board may from time to time prescribe~~ in the event of the president’s absence, disability or inability or refusal to act.

37.
~~34.~~ Secretary and Assistant Secretaries. The secretary shall ~~attend all sessions of the board and~~ issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders~~, shall prepare minutes of all proceedings at such meetings and shall preserve them in a minute book of the corporation~~ and the board of directors. He or she shall have charge of the corporate books and shall perform ~~similar duties for the executive committee and other standing committees when requested by the board or any such committee~~ the other duties and have such authority as the board of directors, chief executive officer or president may from time to time prescribe. The secretary shall keep in safe custody the seal of the corporation and have authority to affix the seal to all documents requiring it and attest to the same.

~~The secretary shall see that all books, records, lists and information, or duplicates, required to be maintained in Delaware, or elsewhere, are so maintained.~~

~~The secretary shall keep in safe custody the seal of the corporation, and shall have authority to affix the seal to any instrument requiring a corporate seal and, when so affixed, he or she shall attest the seal by his or her signature. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.~~

~~The secretary shall have the general duties, responsibilities and authorities of a secretary of a corporation and shall perform such other duties and have such other responsibility and authority as may be prescribed elsewhere in these bylaws or from time to time by the board of directors or the chief executive officer of the corporation, under whose direct supervision he or she shall be.~~

In the absence of the secretary or in the event of ~~his or her disability, or~~ a vacancy in such office or the inability or refusal of the secretary to act, any assistant secretary may perform the duties and exercise the powers of the secretary until the board otherwise provides. Assistant secretaries of the corporation shall perform such other duties and have such other authority as the board of directors, chief executive officer or president may from time to time prescribe.

38.
~~35.~~ The Treasurer and Assistant Treasurers. The treasurer shall have responsibility for the safekeeping of the funds and securities of the corporation, ~~shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall keep, or cause to be kept, all other books of account and accounting records~~ and shall disburse, or permit to be disbursed, the funds of the corporation. He or she shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors or by any officer of the corporation to whom such authority has been granted by the board. The treasurer shall also perform the other duties and have such other authority as the board of directors, chief executive officer or president may from time to time prescribe.

~~He or she shall disburse, or permit to be disbursed, the funds of the corporation as may be ordered, or authorized generally, by the board, and shall render to the chief executive officer of the corporation and the directors whenever~~

~~they may require it, an account of all his or her transactions as treasurer and of those under his or her jurisdiction, and of the financial condition of the corporation.~~

~~He or she shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in these bylaws or from time to time by the board of directors.~~

~~He or she shall have the general duties, powers and responsibility of a treasurer of a corporation and shall, unless otherwise provided by the board, be the chief financial and accounting officer of the corporation.~~

~~If required by the board, he or she shall give the corporation a bond in a sum and with one or more sureties satisfactory to the board, for the faithful performance of the duties of his or her office and for the restoration to the corporation, in the case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his or her control which belong to the corporation.~~

In the absence of the treasurer or in the event of ~~his or her disability, or~~ a vacancy in such office or the inability or refusal of the treasurer to act, any assistant treasurer may perform the duties and exercise the powers of the treasurer until the board otherwise provides. Assistant treasurers of the corporation shall perform such other duties and have such other authority as the board of directors, chief executive officer or president may from time to time prescribe.

39.
~~36.~~ Duties of Officers May be Delegated. If any officer of the corporation be absent or unable to act, or for any other reason that the board may deem ~~sufficient~~ appropriate, the board may delegate, from the time being, some or all of the functions, duties, powers and responsibilities of any such officer to any other officer, or to any other agent or employee of the corporation or other responsible person, provided a majority of the whole board concurs.

40.
~~37.~~ Removal. Any officer or agent elected or appointed by the board of directors, and any employee, may be removed or discharged by the board, with or without cause, whenever in its judgment the best interests of the corporation would be served thereby, but such removal or discharge shall be without prejudice to the contract rights, if any, of the person so removed or discharged.

41.
~~38.~~ Salaries and Compensation. Salaries and compensation of all ~~elected~~ officers of the corporation appointed by the board shall be fixed, increased or decreased by the board of directors, but this power, except as to the salary or compensation of the ~~chairman of the board and the president~~ chief executive officer, may, unless prohibited by law, be delegated by the board to the ~~chairman of the board~~ chief executive officer or the president, or may be delegated to a committee. Salaries and compensation of all ~~appointed~~ other officers, agents and employees of the corporation may be fixed, increased or decreased by the board of directors, but until action is taken with respect thereto by the board of directors, the same may be fixed, increased or decreased by the ~~president~~ chief executive officer or such other officer or officers as may be empowered by the board of directors or the chief executive officer or the president to do so.

42.
~~39.~~ Delegation of Authority to Hire, Discharge and Designate Duties. The board of directors from time to time may delegate to the chairman of the board, the chief executive officer, the president or other officer or executive employee of the corporation, authority to hire, discharge and fix and modify the duties, salary or other compensation of employees of the corporation under their jurisdiction, and the board may delegate to such officer or executive employee similar authority with respect to obtaining and retaining for the corporation the services of attorneys, accountants and other experts.

43.
Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the corporation may be executed in the name of and on behalf of the corporation by the chief executive officer, the president, the secretary, any executive or senior vice president or any other person authorized by the board of directors, the chief executive officer or the president, and any such officer may, in the name of and on behalf of the corporation, take all such action as any such officer deems advisable to vote in person or by proxy at any meeting of security holders of any entity in which the corporation owns securities and at any such meeting will possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the corporation might have exercised and possessed if present. The board of directors may, by resolution, from time to time confer like powers upon any other person or persons.

44.
Execution Authority. Except as otherwise restricted by law, the corporation’s Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws, all bonds, promissory notes, contracts, agreements, deeds, mortgages, leases, guarantees, loans, commitments, obligations, liabilities and other instruments to be made or executed for or on behalf of the of the corporation shall be executed on behalf of the corporation by (a) the chief executive officer, president, chief financial officer or secretary, (b) any executive or senior vice president or such other officer or employee of the corporation authorized by the chief executive officer, president, chief financial officer or secretary, with such limitations or restrictions on such authority as he or she deems appropriate, or (c) such other person as may be authorized by the board of directors, and, if required, the seal of the corporation shall be thereto affixed and attested by the secretary or assistant secretary. Subject to any restrictions imposed by the board of directors, such duly authorized officers of the corporation may delegate such powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Stock

45.
~~40.~~ Shares of Stock. The shares of the corporation shall be represented by certificated or uncertificated stock. The shares of stock shall be issued in numerical order. Stockholders shall not be entitled to receive a certificate to evidence share ownership. The board of directors, chairman of the board, chief executive officer, president or secretary shall, at their discretion, determine whether shares shall be issued in certificated or uncertificated form. To the extent that shares are represented by certificates, such certificates of stock shall be signed by, or in the name of the corporation by, the chairman of the board, chief executive officer or the president or a vice president, and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the corporation, certifying the number of shares represented by such certificate. Any of or all the signatures on such certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent or registrar who signed such certificate, or whose facsimile signature shall have been used thereon, had not ceased to be such officer, transfer agent or registrar of the corporation.

46.
~~41.~~ Transfers of Stock. Transfers of stock shall be made only upon the stock transfer books of the corporation, kept at the office of the corporation or of the transfer agent designated to transfer the class of stock, and before a new certificate, provided such shares are represented by a certificate, is issued or a transfer of stock is effectuated, the old certificate (if such shares were initially issued in certificated form) shall be surrendered for cancellation. Until and unless the board appoints some other person, firm or corporation as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made), the secretary shall be the transfer agent of the corporation without the necessity of any formal action of the board, and the secretary, or any person designated by him or her, shall perform all of the duties thereof.

47.
~~42.~~ Registered Stockholders. Only registered stockholders shall be entitled to be treated by the corporation as the holders and owners in fact of the shares standing in their respective names, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by applicable federal law or by the laws of Delaware.

48.
~~43.~~ Lost Certificates. The board of directors, chairman of the board, chief executive officer, president or secretary may direct that certificated stock be cancelled and the stock reissued as either certificated or uncertificated stock, in place of any certificate or certificates theretofore issued by the corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates to be lost, stolen or destroyed. When authorizing such issuance of a replacement certificate or certificates or the recording of uncertificated stock, the board of directors, chairman of the board, chief executive officer, president or secretary may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the corporation and its transfer agents and registrars, if any, a bond in such sum as it may direct to indemnify it against any claim that may be made against it with respect to the certificate or certificates alleged to have been lost, stolen or destroyed or with respect to the issuance of such new certificate, certificates or uncertificated stock.

49.
~~44.~~ Regulations. The board of directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, conversion and registration of certificated or uncertificated shares of stock of the corporation, not inconsistent with the laws of Delaware, the certificate of incorporation of the corporation and these bylaws.

50.
~~45.~~ Fixing Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, if such action is authorized, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Dividends and Finance

51.
~~46.~~ Dividends. Dividends upon the outstanding shares of stock of the corporation, subject to the provisions of the certificate of incorporation and of any applicable law and of these bylaws, may be declared by the board of directors at any meeting. Subject to such provisions, dividends may be paid in cash, in property or in shares of stock of the corporation.

52.
~~47.~~ Creation of Reserves. The directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or may abolish any such reserve in the manner in which it was created.

53.
~~48.~~ Depositories. The moneys of the corporation shall be deposited in the name of the corporation in such bank or banks or other depositories as the board of directors shall designate, and shall be drawn out only by check signed by persons designated by resolution adopted by the board of directors, except that the board of directors may delegate said powers in the manner hereinafter provided in this paragraph 48. The board of directors may by resolution authorize an officer or officers of the corporation to designate any bank or banks or other depositories in which moneys of the corporation may be deposited, and to designate the persons who may sign checks drawn on any particular account or accounts of the corporation, whether created by direct designation of the board of directors or by an authorized officer or officers as aforesaid.

54.
~~49.~~ Fiscal Year. The board of directors shall have power to fix and from time to time change the fiscal year of the corporation. In the absence of action by the board of directors, the fiscal year of the corporation shall end each year on the date which the corporation treated as the close of its first fiscal year, until such time, if any, as the fiscal year shall be changed by the board of directors.

55.
~~50.~~ Directors, Annual Statement. The board of directors may present at each annual meeting of the stockholders, and when called for by vote of the stockholders shall present to any annual or special meeting of the stockholders, a full and clear statement of the business and condition of the corporation.

Books and Records

56.
~~51.~~ Books, Accounts and Records. The books, accounts and records of the corporation, except as may be otherwise required by the laws of the State of Delaware, may be kept outside of the State of Delaware, at such place or places as the board of directors may from time to time determine. The board of directors shall determine whether, to what extent and the conditions upon which the books, accounts and records of the corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any book, account or record of the corporation, except as conferred by law or by resolution of the stockholders or directors.

Miscellaneous

57.
~~52.~~ Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes of Delaware or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

~~53. Contracts. The board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.~~

58.	~~54.~~ Amendments. These bylaws may be altered, amended or repealed, or new bylaws may be adopted, in the manner provided in the certificate of incorporation.

59.	~~55.~~ Business Combinations. The corporation shall not be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware.

CERTIFICATE

The undersigned secretary of Cerner Corporation, a Delaware corporation, hereby certifies that the foregoing bylaws are the bylaws of said corporation as amended and as adopted by the directors of the corporation.

Dated: March 2, 2018

/s/ Randy D. Sims
Randy D. Sims, Secretary
Amended and Restated by the Board of Directors on March 2, 2018